Exhibit 3

Names and Addresses of the Underwriters

Banco Bradesco BBI S.A.

Av Presidente Juscelino Kubitschek, n.º 1309, 10th floor

São Paulo, SP, 04543-011

Brazil

J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10179

Morgan Stanley & Co. LLC

1585 Broadway,

New York, New York 10036